CONSULTANT AGREEMENT

     Agreement made this 3rd day of March, 2004 between Flexpoint Sensor Systems, Inc. (hereinafter referred to as "Corporation"), and Summit Resources Group, Inc. (hereinafter referred to as "Consultant"), (collectively referred to as the "Parties"):

                             RECITALS

     A. Summit Resource Group, Inc. is an investor relations, direct marketing, publishing, public relations and advertising firm with expertise in the dissemination of information about publicly traded companies.

     B. The Corporation desires to engage the Consultant to perform consulting services regarding all phases of the Corporation's ""Investor Relations" including direct investor relations and broker/dealer relations as such may pertain to the operation and advancement of the Corporation's business.

     C. The Consultant desires to consult with the Board of Directors, the Officers of the Corporation, and certain administrative staff members of the Corporation, and to undertake for the Corporation consultation as to the company's investor relations activities and relationships with various broker/dealers in the securities industry.

     NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.   Term: The term of this Agreement shall be for a period of twelve
(12) months commencing on the date first appearing above. This Agreement may be terminated by either party only in accordance with the terms and conditions set forth in Paragraph 8.

     2. Services Provided by Consultant: Consultant shall provide consulting services in connection with the Corporation's "investor relations" dealings with NASD broker/dealers and the investing public. (At no time shall the Consultant provide services which would require Consultant to be registered and licensed with any federal or state regulatory body or self-regulating agency.) During the term of this Agreement, Consultant will provide those services customarily provided by an investor relations firm to a Corporation, including but not limited to the following:

     (a) Aiding the Corporation in developing a marketing plan directed at informing the investing public of the business of the Corporation;

     (b) Providing assistance and expertise in devising an advertising campaign in conjunction with the marketing campaign set forth in (1) above;

     (c) Advise the Corporation and provide assistance in dealing with institutional investors in relation to the Corporation's offerings of its securities;

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     (d)  Aid and assist the Corporation in the Corporation's efforts to secure "market makers" which will publicly trade the Corporation's stock. Said assistance shall include providing such information as may be required;

     (e) Aid and advise the Corporation in establishing a means of securing nationwide interest in the Corporation's securities;

     (f) Aid and assist the Corporation in creating an "institutional site program" to provide ongoing and continuous information to fund managers;

     (g) Aid and consult with the Corporation in the preparation and dissemination of press releases and news announcements;

     (h) Aid and consult with the Corporation in the preparation and dissemination of all "due diligence" packages requested by and furnished to NASD registered broker/dealers, the investigating public, and/or other institutional and/or fund managers requesting such information from the Corporation; and

     (i) At the Corporation's direction, work with the Corporation's Public Relations firm to jointly support the Corporation's overall public relations.

     3. Compensation: In consideration for costs and services provided by the Consultant to the Corporation, the Corporation will issue 100,000 shares of the Corporation's common restricted stock to the Consultant, and shall, on behalf of the Consultant cause to be vested at the time of the execution of the Agreement 50% of the warrants as set forth in a subparagraph (a) below and shall cause the balance of the warrants to vest on may 1, 2004. The warrants set forth in subparagraph (b) shall vest on September 1, 2004 if no termination of this agreement has occurred prior to that date. If a notice of termination, as described in Section 8 has been issued by either party, then a pro rata number of the warrants to be vested in the final 50% amount shall be vested through the date of termination. All warrants shall have a term of five (5) years and shall contain piggyback demand registration rights. The warrants shall be registered in the Company's next registration and may be registered and issued to the Consultant at any time after being registered a t the Company's discretion. The warrants shall be issued at the following exercise price:
          (a)  300,000 warrants post reverse split at $.70 a share
          (b)  350,000 warrants post reverse split at $.80 a share

     4. Compliance The common shares underlying the warrants set forth above in paragraph 3 will, at the time Consultant gives notice to the Company of its exercise thereof, shall be free trading, or if not, the shares shall be incorporated in the next registration statement filed by the Corporation. The warrants and underlying shares shall have "piggyback" registration rights and will, at the expense of the Corporation, be included in said registration.

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     5.   Representations and Warranties of Corporation:

     (a) The Corporation, upon entering into this Agreement, hereby warrants and guarantees to the Consultant that to the best knowledge of the Officers and Directors of the Corporation, all statements, either written or oral, made by the Corporation to the Consultant are true and accurate, and contain no misstatements of a material fact. Consultant acknowledges that estimates of performance made by Corporation are based upon the best information available to Corporation officers at the time of said estimates of performance. The Corporation acknowledges that the information it delivers to the Consultant will be used by the Consultant in preparing materials regarding the Company's business, including but not necessarily limited to, its financial condition, for dissemination to the public.

     (b) Consultant shall agree to release information only with written or verbal approval of the Company.

     6. Limited Liability: With regard to the services to be performed by the Consultant pursuant to the terms of this Agreement, the Consultant shall not be liable to the Corporation, or to anyone who may claim any right due to any relationship with the Corporation, for any acts or omissions in the performance of services on the part of the Consultant, except when said acts or omissions of the Consultant are due to its wilful misconduct or culpable negligence.

     7. Termination: After ninety (90) days this Agreement may be terminated by either party upon the giving of not less than forty-five (45) days written notice, delivered to the parties at such address. Compensation shall be treated as outlined in Section 3, Compensation.

     8. Notices: Notices to be sent pursuant to the terms and conditions of this Agreement shall be sent as follows:

          Flexpoint Sensor Systems, Inc.      Summit Resource Group, Inc.
          47 East 7200 South                  303 International Circle
          Suite 204                           Suite 110
          Midvale, Utah 84047                 Hunt Valley, Maryland 21030

     9. Attorney's Fees: In the event any litigation or controversy, including arbitration, arises out of or in connection with this Agreement between the Parties hereto, the prevailing party in such litigation, arbitration or controversy, shall be entitled to recover from the other party or parties, all reasonable attorney's fees, expenses and suits costs, including those associated within the appellate or post judgment collections proceedings.

     10. Governing Law: This Agreement shall be construed under and in accordance with the laws of the State Maryland and the State of Utah, and all parties hereby consent to Utah as the proper jurisdiction for said proceeding provided herein.

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     11.   Binding Affect: This agreement shall be binding on and inure to the benefit of the contracting parties and their respective heirs, executors, administrators, legal representatives, successors and assigns when permitted by this Agreement.

     12. Legal Construction: In case any one or more of the provisions contained in this agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision has never been contained in it.

     13. Prior Agreements Superseded: This Agreement constitutes the sole and only Agreement of the contracting parties and supersedes any prior understandings or written or oral agreements between the respective parties. Further, this Agreement may only be modified or changed by written agreement signed by all the parties hereto.

     14. Multiple Copies or Counterparts of Agreement: The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original, and all of such counterparts taken together shall have the effect of a fully executed original. Further, this Agreement may be signed by the parties and copies hereof delivered to each party by way of facsimile transmission, and such facsimile copies shall be deemed original copies for all purposes if original copies of the parties' signatures are not delivered.

     15. Liability of Miscellaneous Expenses: The Corporation shall be responsible to any miscellaneous fees and costs approved in writing prior by the Corporation or its agents to commitment that are unrelated to the agreement made between the Parties.

     16. Headings: Headings used through this Agreement are for reference and convenience, and in no way define, limit or describe the scope or intent of this Agreement or effect its provisions.

     IN WITNESS WHEREOF, the Parties have set their hands and seal as of the date written above.

                                   SUMMIT RESOURCE GROUP, INC.

                                       /s/ Jerry W. Miller
                                   By: ________________________________
                                       Jerry W. Miller, President



                                   FLEXPOINT SENSOR SYSTEMS, INC.


                                       /s/ John A. Sindt
                                   By: ________________________________
                                       John A. Sindt, President